Exhibit 23.2

The Board of Directors

MedPlus, Inc.:

We consent to the use of our reports on the consolidated financial statements of MedPlus, Inc. and subsidiaries as of January 31, 2000 and 1999, and for each of the years in the three-year period ended January 31, 2000, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP

Cincinnati, Ohio

December 22, 2000